                                                                   Exhibit 11.1


                          BOX HILL SYSTEMS CORPORATION
                 PRO FORMA NET INCOME PER SHARE CALCULATION(1)




                              Year Ended          Six Months Ended          Six Months Ended
                           December 31, 1996        June 30, 1996             June 30, 1997
                           -----------------      -----------------        ------------------

Pro forma net income......    $3,766,000             $1,682,000               $3,074,000
                              ==========             ==========               ==========

Weighted average number
of shares issued and
outstanding...............     9,900,000              9,900,000                9,900,000

Dilutive effect of stock
options (1)...............     1,075,541              1,065,785                1,084,959

Number of shares that would
be required to be sold in
the initial public offering
to fund the final S
Corporation distribution...      778,643                778,643                  778,643
                              ----------             ----------               ----------

Adjusted weighted average
number of shares
outstanding................   11,754,184             11,744,428               11,763,602
                              ==========             ==========               ==========

Pro forma net income
per share..................   $.32                   $.14                     $.26
                             ==========             ==========               ==========




(1) Pro forma net income per share is computed by dividing pro forma net income by the weighted average number of shares outstanding for the respective periods, adjusted for the effect of dilutive common stock options, and after giving effect to the estimated number of shares that would be required to be sold (assuming an initial public offering price of $14.50 per share) to fund a distribution to the existing shareholders of all previously taxed, but undistributed S Corporation earnings, estimated at $10,500,000 had such distribution occurred on June 30, 1997. Pursuant to the requirements of the Securities and Exchange Commission, common stock equivalents issued by the Company during the twelve months immediately preceding the Offering have been included in the calculation of the shares used in computing pro forma net income per share as if they were outstanding for all periods presented using the treasury stock method.